Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into and made effective the 22 day of December 2016 (the “Effective Date”) between JMH MD Holdings, having business offices at 6010 Aqua Path, Miami Beach, Florida 33141 (hereinafter referred to as “JMHMD”) and Longeveron, LLC, organized under the laws of Delaware, having business offices 1951 NW 7th Avenue, Suite 300, Miami, FL 33136, (hereinafter referred to as “LICENSEE”).

BACKGROUND

JMHMD has an assignment of an invention Bone Marrow Derived CD271 Precursor Cells for Cardiac Repair listed in Appendix A. JMHMD wants to have the Invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit. LICENSEE desires to acquire an exclusive license for the Patent Rights and any Technology Rights for the purposes of making, having made for its own use and sale, using and selling Products and practicing the invention disclosed and claimed in the Patent and Technology Rights in the Territory in the Field of Use as set forth and defined below.

1.	DEFINITIONS:

1.1	“Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with JMHMD or LICENSEE. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

1.2	“Sublicensee” as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and/or sell the Product or the Process under the Patent Rights, provided LICENSEE has requested and obtained prior written approval from JMHMD, which approval shall not be unreasonably withheld. Sublicensee shall agree in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

1.3	“Patent Rights” shall mean:

a.	the patent applications and invention disclosures specifically set forth in Appendix A and any United States Patent(s) that issue therefrom or on inventions disclosed therein (including any and all claims, divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuation-in-part are wholly supported by the patent application(s) and/or invention disclosure(s) set forth in Appendix A) together with re-examinations or reissue of such United States Patent(s); Parties agree to negotiate in good faith terms and conditions of licensing any improvements on a case by case basis.

b.	any foreign (non-United States) patent applications claiming priority to any patent application(s) specifically set forth in Appendix A and any patents issuing therefrom (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuation-in-part are wholly supported by the patent application(s) and/or invention disclosure(s) set forth in Appendix A) together with any re-examinations or reissue of such foreign patent(s).

1.4	“Product” shall mean any product or part thereof made, used or sold by the LICENSEE or a Sublicensee of the LICENSEE, which:

a.	is covered by an issued, or a pending claim contained in the Patent Rights in the country in which any Product is made, used or sold;

b.	is manufactured by using a process which is covered by an issued, or a pending claim contained in the Patent Rights in the country in which any licensed process is used or in which such product or part thereof is used or sold.

1.5	“Process” shall mean any process used by the LICENSEE or a Sublicensee of the LICENSEE which is covered by an issued, unexpired claim or pending claim contained in the Patent Rights.

1.6	“Net Sales” shall be calculated as set forth in this paragraph, and shall mean gross amounts invoiced by LICENSEE and/or its Sublicensees on commercial sales of Products or use of Process after regulatory approval thereof to third parties (excluding Sublicensees), less deductions for the following, determined in accordance with generally accepted accounting principles:

(i)	sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of Products, but only to the extent that such taxes and duties are actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the price of the Products;

(ii)	trade, quantity and cash discounts actually allowed and taken;

(iii)	allowances or credits to customers on account of shelf adjustments, failure to supply, rejection, withdrawal, recall or return of Products or on account of retroactive price reductions affecting Products, to the extent that such allowances or credits are actually allowed and taken;

(iv)	amounts not collectible after reasonable collection efforts;

(v)	any charges for freight, postage, shipping or transportation or for shipping insurance;

(vi)	rebates and charge backs specifically related to Products on an actual credited or paid basis, including those granted to government agencies (such rebates and charge backs to be accrued as an estimate in the month in which the related Products is sold by using generally accepted accounting principles) to the extent that such rebates and charge backs are actually allowed and taken; and,

(vii)	sales contract administrative fees, fees paid to distributors, wholesaler fees or service charges and other payments to customers or other third parties in connection with the sale of Products, to the extent actually allowed and taken.

(viii)	Royalties are payable on a country-by-country basis beginning on the date of first commercial sale and ending the latter of (a) expiration of the last to expire Patent Rights in such country; or (b) 10 years from first commercial sale in such country; provided that if all claims within the Patent Rights have expired or been finally deemed invalid then the royalty will be reduced by 50%.

1.7	“Territory” shall mean worldwide.

1.8	“Field of Use” shall mean any aging related diseases or indications including frailty, metabolic syndrome, loss of muscle due to aging or frailty, and neurocognitive disorders. To avoid any doubt, Licensed Field shall further exclude the field of cardiac uses for human and animal. Cardiac shall mean (i) cardiomyopathy; (ii) chemotherapy induced cardiac disease; (iii) ischemic ventricular remodeling; and (iv) chronic angina pectoris.

1.9	“Technology” means the “Patent Rights” and additional information or materials listed in Appendix A including any data, know-how and standard operating procedures that will be provided by JMHMD to LICENSEE. Technology may or may not be confidential in nature.

2.	GRANT:

2.1	In consideration for payment of royalties, JMHMD hereby grants to LICENSEE an exclusive license, subject to any rights of the government in the Territory for the Field of Use, with the right to sublicense, under the Patent Rights and Technology to research, develop, make, have made, use, sell and import the Product(s) and to practice the Process claimed in the Patent Rights.

2.2	JMHMD retains to itself as well as its Affiliates a non-sublicensable, non-exclusive, royalty- free, perpetual, irrevocable, worldwide right to make and to use the subject matter described and/or claimed in the Patent Rights and Technology (and the right to allow JMHMD’s Affiliates to make and to use the subject matter described and/or claimed in the Patent Rights and Technology) for internal research and educational, and clinical purposes (“Non-Commercial Research Purposes”), including sponsored research and collaborations. Further, the US Government may also have certain rights, title and/or interest in/to the licensed patent(s) and/or patent application(s) and use the licensed patent(s) and/or patent application(s) for internal, non-commercial and educational purposes only.

2.3	Subject to third party’s rights, LICENSEE shall have the right of first negotiation to future patent(s) and patent application(s), the practice of which would infringe at least one claim within the Patent Rights, which is developed from any laboratory owned or controlled by JMHMD, and which is not encumbered by any third party’s rights, during the term of the Agreement.

3.	ROYALTIES AND OTHER CONSIDERATIONS:

3.1	In consideration of the license herein granted, LICENSEE shall pay fees and royalties to JMHMD as follows:

a.	License Issue Fee of zero dollars ($250,000.00) is due to JMHMD within five (5) days of the Effective Date of the Agreement.

b.	Running Royalty in an amount equal to 1% of the annual Net Sales of the licensed Product(s) used, leased or sold by or for LICENSEE or its Sublicensees. In the event LICENSEE is required to pay royalties to a third party or third parties for the same Product or Process as licensed under this Agreement to avoid potential infringement of third party patent rights as a result of Sales of Products, then LICENSEE may reduce the Running Royalty by fifty cents ($0.50) for each one dollar ($1.00) in royalties which LICENSEE is obligated to pay to a third parties or third parties under such licenses, provided however, that the royalties payable to JMHMD under this Paragraph shall not be reduced to less than two percent (2%) of annual Net Sales of the licensed Product(s) used, leased or sold by or for LICENSEE or its Sublicensees.

c.	By the first (1st) day of each anniversary of the Effective Date and until expiration or termination of this Agreement, LICENSEE agrees to pay JMHMD a minimum royalty of: (i) Ten-thousand dollars ($10,000.00) on the second (2nd) and every anniversary thereafter.

3.2	All payments shall be made hereunder in U.S. dollars; provided however, that if the proceeds of the sales upon which such royalty payments are based are received by the LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars, and the LICENSEE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in JMHMD’s name in a bank designated by JMHMD in such country. Royalties in dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of the LICENSEE’S quarter for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

3.3	In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

3.4	In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to JMHMD under this Agreement, the LICENSEE shall have the right at its sole discretions to pay such taxes to the local tax authorities on behalf of JMHMD and the payment to JMHMD of the net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE’S royalty obligations under this Agreement.

3.5	As partial consideration for the license granted pursuant to this Agreement, LICENSEE shall issue to JMHMD that number of shares of common stock of LICENSEE equal to one half of a percent (0.5%) of the total number of LICENSEE issued and outstanding shares of LICENSEE as of the Effective Date on a fully diluted basis. The issuance of common stock to JMHMD shall be made in accordance with the Shareholders Agreement between JMHMD and LICENSEE.

3.6	SUBLICENSING: For a sublicense, LICENSEE shall pay to JMHMD an amount equal to ten percent (10%) of what LICENSEE would have been required to pay to JMHMD had LICENSEE sold the amount of Licensed Products sold by the Sublicensee.

4.	COMMERCIAL DILIGENCE AND MILESTONES:

4.1	LICENSEE shall use commercially reasonable efforts to manufacture, market and sell the Products in the Territory and will exert commercially reasonable efforts to create a demand for the Products.

4.2	LICENSEE agrees to submit annual reports, as to its efforts to develop markets for the licensed Products. Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of the Patent Rights and a summary of its efforts in this regard.

4.3	LICENSEE shall at its sole expense, make commercially reasonable efforts to accomplish the following:

a.	Submit an Investigational New Drug application to the FDA, or international equivalent, within one (1) year of the Effective Date of this Agreement;

b.	Initiate a clinical trial utilizing Bone Marrow Derived CD271 Precursor Cells within three (3) years of the Effective Date of this Agreement;

c.	LICENSEE may extend any of the above milestones (a)-(d) by six months up to three (3) times (for a total possible extension of eighteen (18) months) by notice to JMHMD and payment of a five thousand dollar ($5,000.00) extension fee per extension. If LICENSEE extends a particular milestone, all subsequent milestones will be extended by the same time period.

4.4	Subject to any applicable cure period, LICENSEE agrees that JMHMD may terminate this Agreement in its sole discretion in the event that LICENSEE fails to perform any of the obligations contained in this Paragraph 4 within five (5) years of the Effective Date of this Agreement.

5.	TERM:

The term of this Agreement shall commence on the later of Effective Date and shall remain in effect until the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned, unless this Agreement is terminated earlier in accordance with any of the other provisions of Paragraph 14.1, or 20 years after the date of the last commercialized Product or Process arising from the Patent Rights. For the purposes of clarity, upon expiration of the Patent Rights in a particular country, LICENSEE shall retain a fully-paid-up, royalty free, and irrevocable license to practice such Patent Rights and any Know-How in such country.

6.	UNITED STATES LAWS:

6.1	LICENSEE understands that the Patent Rights may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail. Specifically, this Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 212 (to the extent applicable), including an obligation that Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable JMHMD to satisfy its obligation thereunder, relating to Invention(s).

6.2	It is understood that JMHMD is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. JMHMD neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and it will indemnify, defend and hold JMHMD harmless for the consequences of any such violation.

7.	PATENT PROTECTION AND INFRINGEMENT:

7.1	LICENSEE shall reimburse JMHMD one-hundred percent (100%) of third party expenses reasonably incurred by and paid for by JMHMD in seeking and securing the Patent Rights with JMHMD prior to the Effective Date not to exceed $100,000.00 USD, within thirty (30) days of the Effective Date of this Agreement upon receipt of all documentation, less any amounts paid by LICENSEE prior to the Effective Date, that amount identified in Appendix B. If Patent Rights in another Field are licensed to any third party, then that third party shall share pro rata in such expenses.

7.2	LICENSEE, during the term of this Agreement, is responsible for the prosecution, maintenance and enforcement of Patent Rights with JMHMD in JMHMD’s name for JMHMD’s benefit, provided that LICENSEE: (a) keeps JMHMD informed in writing of all material actions taken in this regard, (b) does not add inventors who do not have an obligation to assign their ownership interest to the JMHMD to any patent or patent application among the Patent Rights without the permission of JMHMD, (c) does not abandon any pending patent applications or issued patents without providing JMHMD the opportunity to assume control of Patent Rights as provided below, and (d) shall notify JMHMD no less than forty-five (45) days prior to any deadline for action set forth by the US Patent and Trademark Office or its foreign counterparts (a “Patent Office”). In the event LICENSEE desires to abandon any Patent Rights filed in a particular country, LICENSEE shall provide JMHMD with no less than sixty (60) days written notice prior to the Patent Office deadline for action in which LICENSEE shall document: (x) the patent/patent application number; (y) the patent/patent application title; (z) the country in which such patent/patent applications is issued/pending. Upon JMHMD’s receipt of such written notice, any and all rights granted to LICENSEE by JMHMD to said patent/patent application in said country shall promptly terminate. For clarity, upon such termination of such patent/patent application, JMHMD shall be free to license, sell, assign, dispose of, and/or take any other action with respect to the rights to said patent/patent application at its sole and absolute discretion and with no obligation to LICENSEE. If Patent Rights in another Field are licensed to any third party, JMHMD shall notify LICENSE promptly and this Section 6.2 shall be renegotiated.

7.3	LICENSEE will defend, indemnify and hold harmless JMHMD, its Trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against JMHMD, and Affiliates because of the manufacture, use, promotion and sale of Products. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. JMHMD shall have no further liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of JMHMD’s Patent Rights. JMHMD will have the right, but not the obligation to retain counsel at its expense in connection with any such claim. JMHMD at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.4	Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and JMHMD will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE at its own expense, shall have the option to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered. If LICENSEE brings suit against an alleged infringer and JMHMD is a necessary party to such suit, JMHMD agrees to be named in such suit at LICENSEE’S expense. In the event that JMHMD and LICENSEE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally. In any event, no settlement, consent, judgment or other voluntary final disposition of the suit that would materially and adversely affect the interests of the JMHMD may be entered into without the consent of JMHMD, which shall not be unreasonably withheld. In the event LICENSEE does not take steps to stop the infringement within 180 days after notice of same by either party, JMHMD shall have the right to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered.

7.5	JMHMD shall have no responsibility with respect to LICENSEE’S own trademarks and trade name, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless JMHMD against any and all third party claims.

8.	INDEMNIFICATION:

8.1	LICENSEE agree to indemnify and hold harmless the JMHMD its , officers, and employees (“JMHMD Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) (collectively “Liabilities”) which may be brought against them by third parties as a result of or arising out of: (a) any negligent act or omission of LICENSEE, its agents, or employees, or (b) the use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE, its Affiliates or Sublicensees or its or their agents or employees of any Products; provided, however, LICENSEE shall not indemnify or hold harmless any JMHMD Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the acts or omissions of such JMHMD Indemnitee.

8.2	JMHMD shall indemnify and hold harmless the LICENSEE and its owners, Board of Members, officers, employees and consultants for any and all losses, expenses, claims, actions, lawsuits and judgments including attorney’s fees through the appellate level as a result of or arising from (a) any breach of this Agreement, or (b) any negligent act or omission of JMHMD, provided, however, JMHMD shall not indemnify or hold harmless LICENSEE from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the acts or omissions of s LICENSEE.

8.3	Neither party is liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

8.4	This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

9.	WARRANTIES:

JMHMD WARRANTS THAT ALL RIGHTS, TITLE AND INTERESTS TO THE LICENSED PRODUCT HAVE BEEN ASSIGNED BY THE UNIVERSITY OF MIAMI TO JOSHUA M. HARE, MD, THE BENEFICIAL OWVER OF JMHMD, AND THATTO THE BEST OF ITS KNOWLEDGE, THERE ARE NO KNOWN INFRINGEMENTS OF ANY PATENTS, COPYRGHTS OR TRADEMARKS OF THE LICENSED PRODUCT. THE ASSIGNMENT OF INVENTION IS ATTACHED HERETO AS EXHIBIT C. NOTWITHSTANDING THE FOREGOING, JMHMD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION (S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OR THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

10.	REPORTS AND RECORDS:

10.1	Commencing the first (1st) calendar quarter after the first sale, the LICENSEE shall furnish to JMHMD a report in writing specifying during the preceding calendar quarter (a) the number or amount of Products sold hereunder by LICENSEE, and/or its Affiliates or Sublicensees, (b) the total billings for all licensed Products sold, (c) deductions as applicable to calculate Net Sales, (d) total royalties due, (e) names and addresses of all Sublicensees. Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due JMHMD in United States dollars calculated in accordance with Paragraph 3.1 hereof.

10.2	For a period of three (3) years from the date of each report pursuant to Paragraphic.1, LICENSEE, shall keep records adequate to verify each such report and accompanying payment made to JMHMD under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by JMHMD and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to JMHMD any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by JMHMD unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, in which case the cost of the audit shall be paid by LICENSEE.

11.	MARKING AND STANDARDS:

11.1	LICENSEE agrees to mark and have Sublicensees mark any and all Products (or their containers or labels) that are made, sold, or otherwise disposed of by LICENSEE and/or Sublicensees under the license granted in this Agreement in the United States, in accordance with and to the extent required by the applicable patent marking statute; provided that LICENSEE does not need to mark Products (or their containers or labels) if such Products are used solely for LICENSEE’S own internal research purposes and/or used for validation studies on LICENSEE’S behalf.

11.2	LICENSEE shall act in good faith to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by LICENSEE. LICENSEE, shall act in good faith to ensure that all Product manufactured and/or sold by it shall be of a quality which is appropriate to Products of the type here involved. LICENSEE agrees that similar provisions shall be included by sublicenses of all tiers.

12.	ASSIGNMENT:

12.1	Permitted Assignment by LICENSEE. LICENSEE may assign this Agreement as part of a sale or change of control, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other combination, or any other transfer of: (A) LICENSEE’S entire business; or (B) that part of LICENSEE’S business that exercises all rights granted under this Agreement.

12.2	Any Other Assignment by LICENSEE. Any other attempt to assign this Agreement by LICENSEE is null and void.

12.3	Conditions of Assignment. Prior to any assignment, the following conditions must be met: (A) LICENSEE must give JMHMD 30 days prior written notice of the assignment, including the new assignee’s contact information; and (B) the new assignee must agree in writing to JMHMD to be bound by this Agreement.

12.4	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Paragraph 12, LICENSEE will be released of liability under this Agreement and the term “LICENSEE” in this Agreement will mean the assignee.

12.5	Bankruptcy. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Products.

13.	NOTICE:

13.1	Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

Suzanne Liv Page
Chief Operating Officer
Longeveron LLC
19511 NW 7th Avenue, Suite 300
41Miami, Florida 33136

With a copy to:

Christine M. Hansen
Buchanan Ingersoll & Rooney PC
919 North Market Street, Ste. 1500
Wilmington, DE 19801-3046

All correspondence to JMHMD shall be addressed, in duplicate, as follows:

FOR NOTICE:

Joshua M. Hare, MD
6010 Aqua Path
Miami Beach, Florida 33141

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.	MISCELLEANEOUS PROVISIONS:

14.1	TERMINATION:

a.	JMHMD and LICENSEE shall have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement and fails to cure any such breach within sixty (60) days of receipt of written notice from nonbreaching party. A material breach shall include but not be limited to the following: (a) failure to deliver to JMHMD any payment at the time such payment is due under this Agreement, (b) failure to meet or achieve milestone schedule, (c) failure to possess and maintain required insurance coverage. JMHMD shall have the right to terminate this Agreement in the event LICENSEE provides a false report and continues in default for more than sixty (60) days after receiving written notice of such default or false report. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure. If JMHMD commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties as set forth in Paragraph 3 of this Agreement.

b.	The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Products. Accordingly, LICENSEE covenants and agrees that in the event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and, JMHMD, at the election of JMHMD, but not otherwise, ipso facto, and without notice or other action by JMHMD, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

c.	LICENSEE shall have the right to terminate this Agreement upon sixty (60) days prior written notice to JMHMD.

d.	Any termination of this Agreement, except for breach, shall be without prejudice to JMHMD’s right to recover all amounts accruing to JMHMD prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any patent property which is the subject matter of this Agreement, nor have the right to recover any royalties paid JMHMD hereunder. Upon termination, LICENSEE shall have the right to dispose of Products then in its possession and to complete existing contracts for such Products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to JMHMD as provided in Paragraph 3 hereof.

14.2	USE OF NAME:

Neither party may use the name of the other, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of the individual listed in the Notice section of this Agreement, except that LICENSEE may use the name of Dr. Hare as needed to conduct commercial and research and development activities in the ordinary course of its operations.

14.3	GOVERNING LAW:

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

14.4	CAPTIONS:

The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.5	SEVERABILITY:

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

14.6	SURVIVAL:

a.	Any provision that by its nature or context is intended to survive any termination or expiration, including but not limited to provisions relating to payment of outstanding fees, confidentiality, indemnification and liability, shall so survive.

b.	The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

c.	Sublicenses in good standing shall survive termination of this license as a direct license from JMHMD, provided that sublicensees assume the obligations set forth in the definitive agreement. JMHMD will enter into a direct agreement with such sublicensees upon COMPANY’S written request.

14.7	AMENDMENT:

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

14.8	WAIVER:

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

14.9	CONFIDENTIALITY:

Parties agree to keep the terms of this Agreement confidential provided that each party may disclose this Agreement to its authorized agents and investors who are bound by similar confidentiality provisions and to the extent required by law.

14.10	ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

Longeveron LLC

Date:	February 6, 2017	/s/ Suzanne Liv Page
Suzanne Liv Page
Chief Operating Officer

JMH MD Holdings

Date:	February 6, 2017	/s/ Joshua M. Hare, M.D.
Joshua M. Hare, M.D.
Manager

APPENDIX A: Technologies/Intellectual Property

To include Patents and Technology known as:

CD271 Family of patents

Dr. Joshua M. Hare (062138)
Bone Marrow Derived CD271 Precursor Cells For Cardiac Repair

A&B Ref. No.	Country	Filing Date	Application No.	Publication Date	Publication No.	Issue Date	Patent No.	Status
062138-430346	Australia	08/29/2011	2011293144	04/23/2015		08/06/2015	2011293144	ISSUED
062138-430349	Brazil	08/29/2011	BR1120130047003	12/31/2013
062138-430350	Canada	08/29/2011	2,842,181
062138-471634	Switzerland	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-430351	China	08/29/2011	201180051933.8	07/24/2013	CN 103221058 A	07/29/2015	ZL201180051933.8	ISSUED
062138-471635	Germany	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-430345	Europe	08/29/2011	11820774.5	07/03/2013	2608797	09/23/2015	2608797	ISSUED
062138-471636	Spain	08/29/2011	11820774.5		2556961	09/23/2015	2608797	ISSUED
062138-471637	France	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-471638	Great Britain	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-440574	Hong Kong	08/29/2011	13114356.4	03/28/2014	1186962A			PUBLISHED

Dr. Joshua M. Hare (062138)
Bone Marrow Derived CD271 Precursor Cells For Cardiac Repair

A&B Ref. No.	Country	Filing Date	Application No.	Publication Date	Publication No.	Issue Date	Patent No.	Status
062138-430391	Israel	08/29/2011	224917					PENDING
062138-430393	India	08/29/2011	2357/CHENP/2013					PENDING
062138-471639	Italy	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-430353	Japan	08/29/2011	2013-526199	11/21/2013	2013-542178			PUBLISHED
062138-430354	South Korea	08/29/2011	10-2013-7007719	09/27/2013	10-2013-0106381			PUBLISHED
062138-430357	Mexico	08/29/2011	MX/a/2013/002381			06/29/2016	340185	ISSUED
062138-430358	New Zealand	08/29/2011	608734	09/26/2014		01/06/2015	608734	ISSUED
062138-471640	Sweden	08/29/2011	11820774.5			09/23/2015	2608797	ISSUED
062138-430392	Singapore	08/29/2011	201301424-6			08/31/2015	188305	ISSUED
062138-430451	United States	10/10/2013	13/819,154	01/23/2014	2014-0023621			PUBLISHED

4831-1385-3911, v. 1

APPENDIX B: Summary of Current Outstanding Patent Costs

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

Appendix C: Assignment of Invention

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.